UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced departure of Warren M. Boley, Jr., the former President of GenCorp Inc.’s subsidiary, Aerojet Rocketdyne, Inc. (“Aerojet”), on March 5, 2105 Aerojet and Mr. Boley entered into a Separation and General Release Agreement (the “Separation Agreement”) attached hereto as Exhibit 10.1.  Under the terms of the Separation Agreement, Aerojet will pay Mr. Boley (i) his 2014 Short-Term Incentive Plan (“STIP”) payment in the amount of Two Hundred Seventy Thousand Seven Hundred Eighty-four Dollars ($270,784.00) at the same time as STIP payments are paid to Aerojet’s executives generally, (ii) his regular base salary of Sixteen Thousand Two Hundred Sixty-three Dollars ($16,263.00) per pay period, less required withholding and other legal deductions, for twenty-six (26) pay periods, commencing with the Aerojet payroll period for which March 30, 2015 falls, and (iii) his monthly COBRA premium payment for the medical, dental, and vision coverage that he held as of February 13, 2015 through the earlier of (a) twelve (12) months following February 13, 2015, or (b) the date that Mr. Boley commences other employment and qualifies for health insurance coverage.  Aerojet will also make available to Mr. Boley certain outplacement services.

In addition, Aerojet will (i) accelerate the vesting of the 24,939 performance shares that would otherwise be subject to vesting based on Aerojet’s 2015 performance to the date following the last date that Mr. Boley may revoke his execution of the Separation Agreement, and (ii) amend the 50,000 time-based shares from Mr. Boley’s initial offer letter that were scheduled to vest July 23, 2015 so as to accelerate the vesting to the date following the last date that Mr. Boley may revoke his execution of the Separation Agreement.  Mr. Boley will forfeit all of his other equity awards.

The Separation Agreement also provides that for the period Mr. Boley continues to receive his base salary, he will not (i) solicit or encourage any employee or consultant of Aerojet or any of its parent, subsidiary, or affiliated entities to terminate his/her employment or contractual relationship or accept any other employment, (ii) provide any information regarding any employee or consultant of Aerojet or any of its parent, subsidiary, or affiliated entities, and any predecessor thereto, to any person, including, but not limited to, recruiters and prospective employers, or (iii) compete with the business of Aerojet or any of its parent, subsidiary, or affiliated entities, directly or indirectly, including, without limitation, managing, being employed by, controlling, or operating any competing business.

The Separation Agreement also provides for non-disparagement, continued assistance and cooperation, a general release of claims, as well as other customary provisions.

Mr. Boley has the right to revoke the Separation Agreement for a period of up to seven (7) calendar days following the date he signed the Separation Agreement.  The Separation Agreement will become effective on the eighth (8th) day after the date Mr. Boley signed it.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

10.1	Separation and General Release Agreement between Aerojet Rocketdyne, Inc. and Warren M. Boley, Jr. dated March 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 11, 2015	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary